EXHIBIT 99.2

Howard W. Robin President & CEO Ribozyme Pharmaceuticals, Inc. 303-449-6500	Amy Sullivan Senior Vice President Noonan Russo Presence 415-677-4455

RIBOZYME PHARMACEUTICALS’ STOCKHOLDERS APPROVE FINANCING

RELATED PROPOSALS AT SPECIAL STOCKHOLDERS MEETING

BOULDER, CO—APRIL 16, 2003—Ribozyme Pharmaceuticals, Inc. (RPI) (Nasdaq: RZYM) announced today that it has held a special stockholders meeting and received stockholder approval for six proposals put forth in the company’s proxy statement. The stockholders approved terms of the company’s recently announced financing, a reverse stock split and authority to change the name of the company, as well as three other proposals.

RPI had previously announced that it had entered into a definitive stock purchase agreement to raise $48 million, subject to certain closing conditions, from leading biotechnology venture capital investors: the Sprout Group, Venrock Associates, Oxford Bioscience Partners, Techno Venture Management and Granite Global Ventures. RPI’s stockholders have considered the terms of the transaction together with a number of other proposals at a special meeting held today. The company received a favorable outcome on all proposals necessary to complete the financing.

“We are extremely excited about the opportunities before us,” said Howard W. Robin, President and CEO of RPI. “Our scientific expertise, intellectual property position, skilled management and vast knowledge of RNA puts us in a strong position to advance RNAi-based therapeutics into the clinic. A group of leading investors in the biotechnology field have demonstrated their support in our organization by funding our research and development efforts. We are pleased that our stockholders have joined us in this mission.”

The following six proposals were approved by the stockholders:

•	Terms of the private placement transaction previously announced by RPI;

•	Amend the certificate of incorporation to effect a reverse stock split;

•	Amend the certificate of incorporation to change the company’s name;

•	Amend the certificate of incorporation to permit stockholders to act by written consent in lieu of a meeting;

•	Amend the 1996 Stock Option Plan and the 2001 Stock Option Plan to consolidate the plans and make additional shares available for grant under the plans; and

•	Increase the number of shares reserved for issuance pursuant to the company’s Employee Stock Purchase Plan.

A proposal to approve an amendment to RPI’s certificate of incorporation to increase the number of authorized shares has not yet received the affirmative votes of at least 66 2/3 percent of the total shares outstanding required to approve the proposal. Voting on this proposal remains open. The continuation of voting on this proposal will not impact the closing of the private placement transaction and should not have a material effect on the company’s future operations.

The company is implementing a 1-for-6 reverse stock split as part of its initiative to regain compliance with the NASD NMS requirements for continued listing of the company stock. The company’s common stock will begin trading on a reverse split basis effective April 17, 2003. Holders of RPI common stock will receive informational materials on how to exchange currently held stock certificates for new stock certificates which will reflect the reverse stock split.

About RPI

RPI is a biotechnology company utilizing its expertise in nucleic acid technology to develop and commercialize products that target human diseases. RPI’s primary focus is to develop therapeutics based on a nucleic acid technology called ribonucleic acid interference, or RNAi. In addition, with its partner Chiron, RPI is developing an RNA-based therapeutic product, ANGIOZYME®, an anti-angiogenic agent in Phase II development for the treatment of metastatic colorectal cancer. The company also has expertise in oligonucleotide manufacturing. To date, RPI has established strategic corporate relationships with Archemix Corporation, atugen AG, Chiron Corporation, Fujirebio, and Geron Corporation. RPI is listed on the Nasdaq National Market under “RZYM.” More information can be found at the company’s web site, www.rpi.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.